Exhibit 99.1

Aardvark Therapeutics Announces Establishment of New U.S. Subsidiary to Support Development of Its Dermatology Pipeline; Bryan Jones Named Chief Executive Officer

SAN DIEGO, Feb. 12, 2026 (GLOBE NEWSWIRE) – Aardvark Therapeutics, Inc. (Aardvark) (Nasdaq: AARD), a clinical-stage biopharmaceutical company focused on developing novel, small-molecule therapeutics to activate innate homeostatic pathways for the treatment of metabolic diseases, today announced that it has established Ardia Therapeutics, Inc. (Ardia), a new wholly-owned U.S. subsidiary. Ardia will support development of a new dermatology pipeline focused on lead asset, DIA-615, a potential topical treatment for a variety of inflammatory skin diseases, including psoriasis. Bryan Jones, Ph.D., has been named Chief Executive Officer of Ardia and has transitioned out of his current role at Aardvark as Chief Operating Officer to lead Ardia.

“We are proud to take this important step toward establishing Ardia as a new entity and having Bryan take the helm to advance our lead dermatologic asset, DIA-615, into the clinic,” said Tien Lee, M.D., Founder and Chief Executive Officer of Aardvark. “Bryan has made significant contributions to our success at Aardvark over the past five years, and we are excited to announce his appointment to Chief Executive Officer of Ardia. We believe he is the right leader to develop Ardia’s pipeline, which is focused on addressing serious unmet needs in severe skin diseases.”

Dr. Jones brings over 30 years of experience with leading biotech and specialty pharmaceutical companies, including roles in product and business development. He has implemented multiple development programs during his successful career.

“I am honored to take on this new role at Ardia, and I am excited by the potential of DIA-615 and the opportunity to grow Ardia’s dermatology portfolio which could have a lasting impact on patients,” said Dr. Jones. “I am very proud of what the Aardvark team has accomplished over the past several years and look forward to unlocking the value of DIA-615."

Dr. Jones joined Aardvark in 2021 as Chief Business Officer and transitioned to Chief Operating Officer in August 2022. Prior to Aardvark, he was Chief Operating Officer and Co-Founder of Sollis Therapeutics, where he led the technology transfer from Medtronic, the manufacturing of a drug/device combination and the execution of the Phase 3 sciatica program. Before that, he was Vice President of Operations at Sorrento Therapeutics, where he led the resiniferatoxin program, including manufacturing, toxicology and clinical planning as well as being involved in both monoclonal antibody production, antibody drug conjugate research and cell therapy development. He has held roles of increasing responsibility, including Chief Operating Officer of two startup companies: Sherrington and Mt. Cook. Dr. Jones received his Ph.D. in genetics from the University of Washington and a bachelor’s degree in biology and biochemistry from Iowa State University.

About Ardia Therapeutics, Inc.

Ardia Therapeutics is a wholly-owned subsidiary of Aardvark Therapeutics, Inc. The company is focused on the development of DIA-615, a clinic-ready topical drug intended to treat a variety of inflammatory skin diseases, including psoriasis. The active ingredient induces specific members of a G protein-coupled receptor (GPCR) family, called TAS2Rs, to downregulate stressed endoplasmic reticulum in inflammatory cells. DIA-615 is designed to localize in the skin and target inflammatory cells that induce the lesions associated with skin diseases.

About Aardvark Therapeutics, Inc.
Aardvark is a clinical-stage biopharmaceutical company developing novel, small-molecule therapeutics designed to suppress hunger for the treatment of Prader-Willi Syndrome (PWS) and metabolic diseases. Hunger, which is the discomfort from not having eaten recently, is a distinct neural signaling pathway separate from appetite, the reward-seeking desire for food. Our programs explore therapeutic applications in hunger-associated indications and potential complementary uses with anti-appetite therapies. Our lead compound, oral ARD-101, is in Phase 3 clinical development for the treatment of hyperphagia associated with PWS, a rare disease characterized by insatiable hunger. Aardvark is also developing ARD-201, a planned fixed-dose combination of ARD-101 with a DPP-4 inhibitor, through two separate Phase 2 trials with a goal of addressing some of the limitations of currently marketed GLP-1 therapies for obesity and obesity-related conditions. For more information, visit www.aardvarktherapeutics.com.

Forward-Looking Statements
Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” These statements include, but are not limited to, statements concerning: Aardvark’s and Ardia’s business strategy, product candidates, ongoing clinical trials, planned clinical trials, expected timing for data readouts and reporting interim, preliminary or topline results, likelihood of success, as well as plans and objectives of management for future operations. The words, without limitation, “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these or similar identifying words. Forward-looking statements in this press release include statements regarding DIA-615, including its potential as a topical treatment for a variety of inflammatory skin diseases, including psoriasis, the potential growth of Ardia’s dermatology portfolio and the potential value of DIA-615. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties related to potential delays in the commencement, enrollment and completion of clinical trials; the risk that Aardvark may use its capital resources sooner than expected and that they may be insufficient to allow Aardvark to achieve its anticipated milestones; the possibility that the past track records of Aardvark and its personnel may not be repeated or indicative of future success; risks related to its dependence on third parties for manufacturing, shipping and production of drug product for use in clinical trials and preclinical studies; the risk of unfavorable clinical trial results; the risk that results from earlier clinical trials and preclinical studies may not necessarily be predictive of future results; and other risks and uncertainties, including the factors described under the “Risk Factors” section of Aardvark’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 that Aardvark filed with the Securities and Exchange Commission on November 13, 2025. When evaluating Aardvark’s business and prospects, careful consideration should be given to these risks and uncertainties. Any forward-looking statements contained in this press release are based on the current expectations of Aardvark’s management team and speak only as of the date hereof, and Aardvark specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, unless required by law.

Investor Contact:

Courtney Mogerley

Argot Partners

(212) 600-1902

Aardvark@Argotpartners.com

Media Contact:

Andrea Cohen
Sam Brown LLC

(917) 209-7163
Andreacohen@Sambrown.com